UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  07/03/2006

VistaPrint Limited
(Exact name of registrant as specified in its charter)

Commission File Number:  000-51539

Bermuda	98-0417483
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

Canon's Court
22 Victoria Street
Hamilton, Bermuda HM 12
(Address of principal executive offices, including zip code)

(441) 295-2244
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 5.02.    Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On July 3, 2006, Paul C. Flanagan resigned as Chief Financial Officer of VistaPrint Limited (the "Registrant"). Effective as of Mr. Flanagan's resignation, Robert Keane, Chief Executive Officer and Chairman of the Board of Directors of the Registrant, was appointed acting Chief Financial Officer of the Registrant to serve until the appointment of a new Chief Financial Officer.

Pursuant to the terms of the Transition Agreement dated as of January 23, 2006 by and among the Registrant, the Registrant's subsidiary VistaPrint USA, Incorporated, and Mr. Flanagan previously filed as Exhibit 10.1 to the Registrant's Current Report on Form 8-K filed on January 24, 2006 (the "Transition Agreement"), Mr. Flanagan will provide consulting services to the Registrant through January 1, 2007 and will receive severance benefits equal to six months of base salary and bonus, based upon the greater of Mr. Flanagan's current salary or bonus or the highest base salary and bonus paid to Mr. Flanagan during the prior five fiscal years, and six months of benefit continuation. Through January 1, 2007, the share options granted to Mr. Flanagan in February 2004 for an aggregate of 300,000 common shares of the Registrant will continue to vest in accordance with the vesting schedules set forth in such options. On January 1, 2007, any unvested portion of such share options will become immediately exercisable in full. Upon Mr. Flanagan's separation from employment, all vesting of the share option granted to Mr. Flanagan in May 2005 for 350,000 common shares shall cease.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VistaPrint Limited

Date: July 10, 2006	By:	/s/ Robert S. Keane
Robert S. Keane
Chief Executive Officer